                                                                     EXHIBIT 4.6

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                            NABORS INDUSTRIES, INC.,

                                   as Issuer,

                                       and

                             NABORS INDUSTRIES LTD.,

                                  as Guarantor,


                             ZERO COUPON CONVERTIBLE

                           SENIOR DEBENTURES DUE 2020


                          SECOND SUPPLEMENTAL INDENTURE

                            DATED AS OF JUNE 21, 2002


                                 Bank One, N.A.,

                                   as Trustee


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                  This SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental
Indenture"), dated as of June 21, 2002, is among Nabors Industries, Inc., a Delaware corporation, as issuer (the "COMPANY"), Nabors Industries, Ltd., a Bermuda exempted company, as guarantor (the "GUARANTOR"), and Bank One, N.A., a national banking association, as trustee (the "TRUSTEE").

                             RECITALS OF THE COMPANY

                  WHEREAS, the Company and the Trustee entered into an Indenture, dated as of June 20, 2000, as amended and supplemented by the First Supplemental Indenture thereto, dated as of July 5, 2000 (as so amended and supplemented, the "Indenture"), pursuant to which the Company issued $825,000,000 in aggregate principal amount at maturity of Zero Coupon Convertible Senior Debentures due 2020 (each a "Security", collectively the "Securities");

                  WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of January 2, 2002, by and among the Company, the Guarantor, Nabors US Holdings Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called "US Holdings") and Nabors Acquisition Corp. VIII, a corporation duly organized and existing under the laws of the State of Delaware (herein called "NAC8") (such agreement is herein called the "Merger Agreement");

                  WHEREAS, US Holdings assigned all of its right, title and interest, in, to and under the Merger Agreement to Nabors International Finance Ltd., an exempted company duly organized and existing under the laws of the Islands of Bermuda, and NAC8 assigned all of its right, title and interest, in, to and under the Merger Agreement to Nabors Acquisition Corp. IX, a corporation duly organized and existing under the laws of the State of Delaware (herein called "NAC9");

                  WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the Company will merge with and into NAC9, with the Company being the surviving corporation (herein called the "Merger" and the date on which the Merger becomes effective by filing a Certificate of Merger with the Secretary of State of the State of Delaware is herein called the "Merger Date");

                  WHEREAS, as a result of the Merger the Company will be an indirect, wholly owned subsidiary of the Guarantor and each share of Common Stock shall convert into the right to receive one common share, par value $.001 per share, of the Guarantor ("Guarantor Common Shares");

                  WHEREAS, pursuant to Section 11.14 of the Indenture, the Company and the Guarantor desire to execute this Second Supplemental Indenture to provide, among other things, that each Security (as defined in the Indenture) shall, from and after the Merger Date, be convertible into such number of Guarantor Common Shares as would be received by a holder of a number of shares of Common Stock issuable upon conversion of such Security immediately prior to the Merger;

                  WHEREAS, the Guarantor desires to issue a guarantee to the Holders of the Securities as provided in this Second Supplemental Indenture;

                  WHEREAS, Section 9.01(4) provides that the Company may enter into one or more supplemental indentures without the written consent of any Holders to make any change that does not adversely affect the right of any Holder;

                  WHEREAS, the respective Board of Directors of the Company and of the Guarantor (or a duly authorized committee thereof) has duly adopted resolutions authorizing the Company and the Guarantor, respectively, to execute and deliver this Second Supplemental Indenture; and

                  WHEREAS, all the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms for the purposes herein expressed, have been performed and fulfilled.

         NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

                  For and in consideration of the premises provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                    ARTICLE 1

                              RELATION TO INDENTURE

         SECTION 1.1 RELATION TO INDENTURE.

         This Second Supplemental Indenture constitutes an integral part of the Indenture.

         SECTION 1.2 DEFINITIONS.

         For all purposes of this Second Supplemental Indenture, except as expressly provided for or unless the context otherwise requires:

                  (1) Capitalized terms used but not defined in this Second Supplemental Indenture shall have the respective meanings assigned to them in the Indenture; and

                  (2) All references in this Second Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture.

                  "Guarantor" means Nabors Industries Ltd., an exempted company duly organized and existing under the laws of the Islands of Bermuda.

                  "Guarantee" means any of the unconditional and unsubordinated guarantees by the Guarantor of the due and punctual payment of Principal Amount, Issue Price, accrued Original Discount, Redemption Price, Purchase Price, Fundamental Change Purchase Price, Liquidated Damages, if any, and interest, if any on the Securities and all other obligations of the Company pursuant to this Indenture when and as the same shall become due and payable, whether at stated maturity, by acceleration, call for redemption, upon a repurchase date or otherwise in accordance with the terms of the Securities and this Indenture.

         SECTION 1.3 AMENDMENT OF DEFINITIONS IN THE INDENTURE.

         The following definitions in the Indenture are hereby amended by deleting such definitions in their entirety and substituting in place thereof the following:

                  "BOARD OF DIRECTORS" means either the board of directors of each of the Company and the Guarantor or any duly authorized committee of such board.

                  "COMMON STOCK" means any stock of any class of the Guarantor which has no preference in respect of dividends or of amounts payable in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Guarantor and which is not subject to redemption by the Guarantor. Subject to the provisions of Section 11.14 hereof, however, shares issuable upon conversion of the Securities shall include only Common Shares, par value $.001 per share, of the Guarantor as such shares exist on the date of this Indenture or on the date of any Supplemental Indenture hereto or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Guarantor and which are not subject to redemption by the Guarantor; PROVIDED that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable pursuant to the terms hereof shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                  "OFFICER" means the Chairman of the Board, any Vice Chairman, the President, any Vice President, the Treasurer or the Secretary or any Assistant Secretary of the Company or the Guarantor, as applicable.

                  "OFFICERS' CERTIFICATE" means a written certificate containing the information specified in Sections 13.04 and 13.05, signed in the name of the Company or the Guarantor, as applicable, by its Chairman of the Board, a Vice Chairman, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Controller, an Assistant Controller, its Corporate Secretary or an Assistant Corporate Secretary, and delivered to the Trustee.

                  "OPINION OF COUNSEL" means a written opinion containing the information specified in Sections 13.04 and 13.05 from legal counsel who is acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Company, the Guarantor or the Trustee.

                                    ARTICLE 2

               EXCHANGE AND REGISTRATION; CONVERSION ARRANGEMENT;
                                REPURCHASE RIGHTS

         SECTION 2.1 EXCHANGE AND REGISTRATION.

         The third paragraph of Section 2.06(a) of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

                  All Securities presented for registration of transfer or for exchange into like Securities, repurchase, redemption or conversion into Common Stock or payment shall (if so required by the Company, the Guarantor, the Trustee, the Registrar or any co-registrar) be duly endorsed by, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, the Guarantor and the Trustee, duly executed by the Holder or such Holder's attorney duly authorized in writing.

         The fifth paragraph of Section 2.06(a) of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

                  None of the Company, the Guarantor, the Trustee, the Registrar or any co-registrar shall be required to exchange for like Securities or register a transfer of (a) any Securities for a period of 15 days next preceding the mailing of notice of Securities to be redeemed, or
         (b) any Securities or portions thereof selected or called for redemption, or (c) any Securities or portion thereof surrendered for conversion into Common Stock, or (d) any Securities or portion thereof surrendered for repurchase or redemption (and not withdrawn) pursuant to Section 3.08 or 3.09 hereof, respectively.

         SECTION 2.2 CONVERSION ARRANGEMENT ON CALL FOR REDEMPTION.

         The right of the Company to arrange for the purchase and conversion into Common Stock of any Securities called for redemption by an agreement with one or more investment





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

bankers or other purchasers set forth in Section 3.07 of the Indenture shall also be exercisable by the Guarantor.

         SECTION 2.3 REPURCHASE OF SECURITIES AT OPTION OF THE HOLDER.

         In the event the Company elects, pursuant to Section 3.08 of the Indenture and pursuant to a Company Notice, to pay the Purchase Price to be paid as of such Repurchase Date, in whole or in part, in Common Stock, the Guarantor shall cooperate with the Company in making such election, including, without limitation, making available such number of shares of Common Stock as are necessary to permit the Company to consummate such purchases pursuant to such election.

         SECTION 2.4 COVENANT TO COMPLY WITH SECURITIES LAWS UPON REPURCHASE.

         Section 3.13 of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

                  SECTION 3.13 COVENANT TO COMPLY WITH SECURITIES LAWS UPON REPURCHASE OF SECURITIES

                  In connection with any repurchase of Securities under Section
         3.08 or 3.09 hereof, the Company and the Guarantor, as applicable, shall (i) comply with Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act, if applicable,
         (ii) file the related Schedule 13E-4 (or any successor schedule, form or report) under the Exchange Act, if applicable, and (iii) otherwise comply with all Federal and state securities laws so as to permit the rights and obligations under Sections 3.08 and 3.09 to be exercised in the time and in the manner specified in Sections 3.08 and 3.09.

         SECTION 2.5 REPAYMENT TO THE COMPANY AND THE GUARANTOR.

         Section 3.14 of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

                  SECTION 3.14. REPAYMENT TO THE COMPANY AND THE GUARANTOR.

                  The Trustee and the Paying Agent shall return to the Company and the Guarantor, as applicable, any cash or shares of Common Stock that remain unclaimed as provided in paragraph 14 of the Securities, together





                                       5
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         with interest or dividends, if any, thereon, held by them for the payment of a Purchase Price or Fundamental Change Purchase Price, as the case may be, together with Liquidated Damages, if any; PROVIDED, HOWEVER, that to the extent that the aggregate amount of cash or shares of Common Stock deposited by the Company or the Guarantor pursuant to
         Section 3.11 hereof exceeds the aggregate Purchase Price or Fundamental Change Purchase Price, as the case may be, of the Securities or portions thereof which the Company is obligated to repurchase as of the Repurchase Date or Fundamental Change Repurchase Date, as the case may be, together with Liquidated Damages, if any, then promptly after the Business Day following the Repurchase Date or Fundamental Change Repurchase Date, as the case may be, the Trustee and the Paying Agent shall return any such excess to the Company or the Guarantor, as applicable, together with interest or dividends, if any, thereon.

                                    ARTICLE 3

                              REPORTS BY GUARANTOR

         SECTION 3.1 FINANCIAL INFORMATION; SEC REPORTS.

         Section 4.02 of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

         SECTION 4.02. FINANCIAL INFORMATION; SEC REPORTS.

                  The Company and the Guarantor will each deliver to the Trustee
         (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Company or the Guarantor, as applicable (i) a consolidated balance sheet of the Company and its Subsidiaries and the Guarantor and its Subsidiaries, as applicable, as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, all reported on by an independent public accountant of nationally recognized standing and (ii) a report containing a management's discussion and analysis of the financial condition and results of operations and a description of the business and properties of the Company or the Guarantor, as applicable, and (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company or the Guarantor, as applicable (i) an unaudited consolidated financial report for such quarter and (ii) a report containing a management's discussion and analysis of the financial condition and results of operations of the Company or the Guarantor, as applicable; PROVIDED that the foregoing shall not be required for either the Company or the Guarantor for any fiscal year or quarter, as the case may be, with respect to which either the Company or the Guarantor files or expects to file with the Trustee an annual or quarterly report, as the case may be, pursuant to the third paragraph of this Section 4.02.

                  At any time the Guarantor is not subject to either Section 13 or 15(d) of the Exchange Act, the Guarantor shall at the request of any Holder (or holders of Common Stock issued upon conversion of the Securities) provide to such Holder (or holders of such Common Stock) and any prospective purchaser designated by such Holders (or holders of such Common Stock), as the case may be, such information, if any, required by Rule 144A(d)(4) under the Securities Act.

                  Each of the Company and the Guarantor, as applicable, shall file with the Trustee, within 15 days after it files such annual and quarterly reports, information, documents and other reports with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which each of the Company and the Guarantor, as applicable, is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

                  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from the information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers' Certificates).

                                    ARTICLE 4

                            CERTIFICATE OF COMPLIANCE

         SECTION 4.1 COMPLIANCE CERTIFICATE.

         Section 4.03 of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

                  SECTION 4.03. COMPLIANCE CERTIFICATE.

                  The Company and the Guarantor will each deliver to the Trustee within 120 days after the end of each fiscal year of the Company and the Guarantor, an Officers' Certificate in which one of the two Officers signing such certificate is either the principal executive officer, principal financial officer or principal accounting officer of the Company or the Guarantor, as applicable, stating whether or not to the knowledge of the signers thereof the Company or the Guarantor, as applicable, is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and if Company or the Guarantor, as applicable, shall be in default, specifying all such defaults and the nature and status thereof of which the signers may have knowledge.




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

                  The Company and the Guarantor will each deliver to the Trustee, as soon as possible and in any event within five days, upon becoming aware of any default or any Event of Default, an Officers' Certificate specifying with particularity such Default or Event of Default and further stating what action the Company or the Guarantor, as applicable, has taken, is taking or proposes to take with respect thereto.

                  Any notice required to be given under this Section 4.03 shall be delivered to the Trustee at its Corporate Trust Office.

                                    ARTICLE 5

                               REGISTRATION RIGHTS

         SECTION 5.1 REGISTRATION RIGHTS.

         Section 4.08 of the Indenture is hereby amended by deleting it in its entirety and substituting in place thereof the following:

                  SECTION 4.08 REGISTRATION RIGHTS.

                  (a) The Company and the Guarantor agree that the Holders (and any Person that has a beneficial interest in a Security) from time to time of Registrable Securities (as such term is defined in the Registration Rights Agreement) are entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed for the benefit of the Holders from time to time of Registrable Securities, at the Company's expense, to use all reasonable best efforts (i) to file within 90 days after the first date of original issuance of the Securities, a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Restricted Securities, (ii) to cause such Shelf Registration Statement to be declared effective by the Commission not later than 180 days after the first date of original issuance of the Securities, and (iii) to maintain such Shelf Registration Statement continuously effective under the Securities Act subject to and in accordance with the terms of the Registration Rights Agreement. Liquidated damages ("LIQUIDATED DAMAGES") with respect to the Securities shall be assessed if a Registration Default (as defined in the Registration Rights Agreement) occurs.




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                  (b) The Company shall pay Liquidated Damages due pursuant to clause (a) of this Section 4.08 to the Holders in cash in the amounts and on the dates specified in the Registration Rights Agreement and in this Indenture.

                  Whenever in this Indenture there is mentioned, in any context, any payment in respect of any Security, such mention shall be deemed to include mention of the payment of Liquidated Damages provided for in this Section to the extent that, in such context, Liquidated Damages are, were or would be payable in respect thereof pursuant to the provisions of this Section 4.08, and express mention of the payment of Liquidated Damages (if applicable) in any provisions hereof shall not be construed as excluding Liquidated Damages in those provisions hereof where such express mention is not made.

                  If Liquidated Damages become payable to the Holders pursuant to the Registration Rights Agreement, at least five Business Days prior to the date on which such Liquidated Damages are payable, the Company shall deliver to the Trustee a certificate to that effect stating (i) the amount of such Liquidated Damages that is payable and (ii) the date on which such amount is payable. Unless and until a Trust Officer receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such amount is payable.

                                    ARTICLE 6

                  EFFECT OF THE MERGER ON CONVERSION PRIVILEGE

         SECTION 6.1 CONVERSION PRIVILEGE.

         The Company and the Guarantor covenant and agree for the benefit of each Holder that each Security shall be convertible into such number of shares of Common Stock (as such term is defined in this Second Supplemental Indenture) as would have been received by a holder of a number of shares of Common Stock (as such term was defined prior to the execution of this Second Supplemental Indenture) issuable upon conversion of such Securities immediately prior to the Merger. The obligations of the Company to issue shares of Common Stock set forth in Article 11 of the Indenture, and all obligations set forth in Article 11 related thereto, shall be binding upon the Guarantor with respect to the Common Stock and the Guarantor shall comply with such provisions as set forth in
Article 11.

         SECTION 6.2 ADJUSTMENTS TO CONVERSION RATE.

         From and after the Merger Date, the provisions providing for, and relating to, adjustments to the Conversion Rate set forth in Sections 11.06, 11.07, 11.08, 11.09, 11.10, 11.12, 11.15, 11.16, 11.17, 11.18, 11.19 and 11.20
shall continue to apply with the same force and effect as such provisions had prior to the Merger Date and shall be binding on the Guarantor. The Guarantor shall comply with such provisions as set forth in Article 11.

         SECTION 6.3 NOTICES.

         The Guarantor shall provide notice to the Holders and the Trustee of the events set forth in Sections 11.11 and 11.13 in accordance with the terms of such sections.

         SECTION 6.4 EFFECT OF RECLASSIFICATION, CONSOLIDATION, MERGER OR TRANSFER.

         The obligation set forth in Section 11.14 to execute a supplemental indenture with respect to the Indenture and the Securities upon the occurrence of any of the events set forth in Section 11.14 shall be binding on the Guarantor and the Guarantor shall comply with the terms and conditions set forth in Section 11.14

                                    ARTICLE 7

                                    GUARANTEE

         SECTION 7.1 GUARANTEE. The Indenture is hereby amended by adding a new
Article 14 as follows:

                                   ARTICLE 14
                                    GUARANTEE

                  SECTION 14.01. GUARANTEE.

                  The Guarantor hereby irrevocably and unconditionally Guarantees to each Holder of a Security authenticated and delivered by the Trustee that: (i) the Principal Amount, Issue Price, accrued Original Discount, Redemption Price, Purchase Price, Fundamental Change Purchase Price, Liquidated Damages, if any, and interest, if any, on the Securities as required under the Indenture and the Securities, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee under this Indenture and the Securities will be promptly paid in full, all in accordance with the terms of this Indenture and the Securities; and (ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the Securities will be promptly paid in full when due in accordance with the terms of such extension or renewal, whether at stated maturity, by acceleration or otherwise.

                  The Guarantor hereby further agrees that its obligations under this Indenture and the Securities shall be unconditional, regardless of the validity, legality or enforceability of this Indenture or the Securities, the absence of any action to enforce this Indenture or the Securities, any waiver or consent by any Holder with respect to any provisions this Indenture or the Securities, any modification or amendment of, or supplement of, this Indenture or the Securities. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Guarantee will not be discharged except by complete performance by the Company of its obligations under the Indenture.

                  Upon making any payment with respect to the Company hereunder, the Guarantor shall be subrogated to the rights of the payee against the Company with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation or contribution until all obligations of the Company under this Indenture have been paid in full.

                  SECTION 14.02. RELEASE OF GUARANTEE.

                  Notwithstanding anything in this Article 14 to the contrary, concurrently with the payment in full of (i) the Principal Amount at Stated Maturity or such other amounts as cause the Indenture to cease to be of further effect pursuant to Section 8.01 of the Indenture and
         (ii) all other obligations of the Company under this Indenture, the Guarantor shall be released from and relieved of its obligations under this Article 14. Upon the delivery by the Company to the Trustee of an Officers' Certificate and an Opinion of Counsel to the effect that the transaction giving rise to the release of this Guarantee was made by the Company in accordance with the provisions of this Indenture and the Securities, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under this Guarantee. If any of the obligations to pay the Principal Amount, Issue Price, accrued Original Discount, Redemption Price, Purchase Price, Fundamental Change Purchase Price, Liquidated Damages, if any, and interest, if any on the Securities and all other obligations of the Company are revived and reinstated after the termination of this Guarantee, then all of the obligations of the Guarantor under this Guarantee shall be revived and reinstated as if this Guarantee had not been terminated until such time as such amounts on the Securities and all other obligations of the Company under the Indenture are paid in full, and the Guarantor shall enter into an amendment to this Guarantee, reasonably satisfactory to the Trustee, evidencing such revival and reinstatement.

                                    ARTICLE 8

                            MISCELLANEOUS PROVISIONS

         SECTION 8.1 RATIFICATION OF INDENTURE.

         Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

         SECTION 8.2 EFFECTIVENESS.

         This Second Supplemental Indenture shall be effective as of the date first written above, provided, however, that the provisions contained in Articles 1 through 7 (inclusive) hereof shall become effective as of the Merger Date. In the event that the Merger Agreement is terminated in accordance with its terms, this Second Supplemental Indenture shall automatically become null and void and the Company and Trustee shall continue to comply with the Indenture. On or promptly following the Merger Date, the Company shall furnish to the Trustee an Officer's Certificate certifying that the Merger has occurred and that Articles 1 through 7 (inclusive) hereof have become effective.

         SECTION 8.3 CONFLICT WITH THE TRUST INDENTURE ACT.

         If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that is required under such Act to be part of and govern this Second Supplemental Indenture, the latter provision of the Trust Indenture Act shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision of the Trust Indenture Act shall be deemed to apply to this Second Supplemental Indenture, as so modified or excluded, as the case may be.

         SECTION 8.4 SECURITIES DEEMED CONFORMED.

         As of the date hereof, the provisions of each Security then outstanding shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Security or any other action on the part of the Holders, the Company, the Guarantor or the Trustee, so as to reflect this Second Supplemental Indenture.

         SECTION 8.5 NO ADDITIONAL TRUSTEE OBLIGATIONS.

         No duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Second Supplemental Indenture. This Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

         SECTION 8.6 SUCCESSORS.

         All agreements of the Company, the Guarantor and the Trustee in this Second Supplemental Indenture and in the Indenture shall bind their respective successors.

         SECTION 8.7 BENEFITS OF SECOND SUPPLEMENTAL INDENTURE.

         Nothing in this Second Supplemental Indenture, express of implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

         SECTION 8.8 GOVERNING LAW.

         THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SECOND SUPPLEMENTAL INDENTURE.

         SECTION 8.9 COUNTERPARTS.

         This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 8.10 TRUSTEE.

         The Trustee is not responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, which are made solely by the Company and the Guarantor.



                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have cause this Second
Supplemental Indenture to be duly executed as of the first day and year first written above.


                                ISSUER:

                                NABORS INDUSTRIES, INC.

                                By:  /s/ Anthony G. Petrello
                                        Anthony G. Petrello
                                        President and Chief Operating Officer




                                GUARANTOR:

                                NABORS INDUSTRIES LTD.

                                By:  /s/ Daniel McLachlin
                                        Daniel McLachlin
                                        Vice President - Administration




                                TRUSTEE:

                                BANK ONE, N.A., as Trustee

                                By:  /s/ Jeffery L. Eubank
                                       Name: Jeffery L. Eubank
                                       Title: Authorized Officer




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